NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277

Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS STRONG
FISCAL 2007 THIRD QUARTER RESULTS

•	Revenues up 30 percent to $12.7 million

•	Diluted EPS up 31 percent to $0.38

•	Outlook for the seismic industry remains very favorable

Houston – December 11, 2006 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Company”) today announced financial results for its fiscal 2007 third quarter and nine months ended October 31, 2006.

Billy F. Mitcham, Jr., the Company’s President and CEO, stated, “We continue to experience high demand for our equipment, driven by the strong worldwide market for seismic services. From a seasonal standpoint, our fiscal third quarter core leasing activity delivered solid performance with revenues up 24 percent from the second quarter as we penetrate new markets globally.

“We continue to see strong seismic activity across our customer base with more complex surveys, which generally require more equipment, as most oil and gas companies are striving to expand their reservoir base. This seismic expansion is taking place in both land and marine, and we believe that we will continue to be a major beneficiary of this market growth. In response to the increasing demand for our services, we have committed to significantly increase our lease pool. We expect to have added approximately $25.0 million of new equipment to our lease pool by the end of fiscal 2007, or shortly thereafter. Included in this amount is the purchase of 5,000 stations (15,000 channels) of DSU3 428XL pursuant to our recently announced arrangement with Sercel. Looking ahead, we expect exploration spending by the oil & gas companies to continue to grow, which supports our very favorable outlook for the seismic industry.”

The Company reported net income of $3.9 million, or $0.38 per diluted share, for the third quarter of fiscal 2007 compared to net income of $2.9 million, or $0.29 per diluted share, for the third quarter of fiscal 2006. Total revenues for the third quarter increased 30 percent to $12.7 million compared to $9.8 million in the same period last year. The majority of the revenue increase resulted from a 133 percent increase in other equipment sales, mainly from the sale of new seismic equipment. Seamap revenues increased $946,000 over last year’s third quarter, while equipment leasing sales declined $515,000 from an unusually strong third quarter a year ago due to a large job in South America.

Gross profit in the third quarter of fiscal 2007 declined to 46.4 percent from 55.2 percent in the third quarter of last year. The decline in gross profit was due primarily to a higher proportion of lower margin other equipment sales, as well as higher costs associated with a design issue in one of the versions of the new GunLink 4000 system that was introduced to the marketplace in the first quarter of fiscal 2007. Design changes have already been implemented, and the Company expects these changes to be completed in the next 60 days. The Company currently has $7.0 million of firm orders for the GunLink 4000 in its backlog.

EBITDA (net income before interest, taxes, depreciation and amortization) for the third quarter was $4.5 million, or 36 percent of revenue, compared to $5.1 million, or 52 percent of revenue, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

For the first nine months of fiscal 2007, the Company reported net income of $8.6 million, or $0.84 per diluted share, compared to $6.2 million, or $0.64 per diluted share, in the same period in fiscal 2006. Due to the improved financial performance of the Company over the past two years and its expectation of continued profitability, Mitcham is now in a position to recognize certain deferred tax assets that arose in prior years primarily as a result of net operating loss carryovers. For the first nine months of fiscal 2007, the Company has recognized approximately $2.0 million in deferred tax benefits.

Total revenues for the first nine months of fiscal 2007 increased 55 percent to $37.8 million compared to $24.5 million in the same period last year. Year-to-date EBITDA rose to $13.2 million in fiscal 2007, or 35 percent of revenue, compared to $12.6 million, or 51 percent of revenue, during the same period in fiscal 2006.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2006 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	October 31,	January 31,
	2006	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$18,185	$16,438
Short-term investments	—	2,550
Trade accounts receivable, net	9,900	5,793
Current portion of notes receivable, net	2,024	3,088
Inventories, net	6,407	1,155
Prepaid expenses and other current assets	1,815	717
Current portion of deferred tax asset	2,094	—
Total current assets	40,425	29,741

Seismic equipment lease pool and property and equipment, net	23,965	19,924
Intangible assets, net	2,241	2,584
Goodwill	3,358	2,358
Deferred tax asset, net	2,919	3,000
Long-term portion of notes receivable and other assets	1,260	13

Total assets	$74,168	$57,620

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,615	$4,436
Accrued expenses and other current liabilities	3,668	2,066
Current portion of long-term debt	1,500	—
Deferred revenue	1,166	381
Income taxes payable	518	286
Total current liabilities	13,467	7,169
Long-term debt, net of current maturities	1,500	3,000

Total liabilities	14,967	10,169

Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 20,000 shares authorized; 10,538 and 10,360 shares issued, respectively	106	104
Additional paid-in capital	66,966	64,396
Treasury stock, at cost (919 and 915 shares)	(4,781)	(4,686)
Accumulated deficit	(6,872)	(15,427)
Accumulated other comprehensive income	3,782	3,064

Total shareholders’ equity	59,201	47,451

Total liabilities and shareholders’ equity	$74,168	$57,620

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues:
Equipment leasing	$6,161	$6,676	$18,141	$17,668
Lease pool equipment sales	842	673	3,991	2,342
Other equipment sales	5,738	2,466	15,683	4,445

Total revenues	12,741	9,815	37,815	24,455

Direct costs:
Equipment leasing	433	968	1,809	2,174
Lease pool depreciation	1,956	2,120	5,507	6,299
Cost of lease pool equipment sales	236	47	1,876	510
Cost of other equipment sales	4,206	1,261	10,284	2,562

Total direct costs	6,831	4,396	19,476	11,545

Gross profit	5,910	5,419	18,339	12,910
Operating costs:
General and administrative	3,330	2,463	10,693	6,649
Depreciation and amortization	337	134	944	286

Total operating costs	3,667	2,597	11,637	6,935

Operating income	2,243	2,822	6,702	5,975
Interest and other income, net	296	85	664	281
Income before income taxes	2,539	2,907	7,366	6,256
Benefit from (provision for) income taxes	1,324	(57)	1,189	(25)

Net income	$3,863	$2,850	$8,555	$6,231

Net income per common share:
Basic	$0.40	$0.31	$0.89	$0.69
Diluted	$0.38	$0.29	$0.84	$0.64
Shares used in computing net income per common share:
Basic	9,609	9,152	9,584	9,061
Diluted	10,069	9,902	10,157	9,745

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Nine Months Ended
	October 31
	2006	2005
Cash flows from operating activities:
Net income	$8,555	$6,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,451	6,585
Stock-based compensation	1,198	82
Provision for doubtful accounts, net of charge offs	—	162
Gross profit from sale of lease pool equipment	(2,115)	(1,806)
Excess tax benefit from exercise of non-qualified stock options	(497)	—
Deferred tax benefit	(2,009)	—
Changes in:
Trade accounts receivable	(1,622)	(58)
Notes receivable	(3,259)	—
Inventories	(4,725)	(792)
Income taxes payable	730	(133)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	4,561	(4,503)
Current assets of discontinued operations	354	5
Prepaid expenses and other current assets	(1,099)	322
Net cash provided by operating activities	6,523	6,095
Cash flows from investing activities:
Purchases of seismic equipment held for lease	(10,177)	(3,655)
Maturities (purchases) of short-term investments	2,550	(1,000)
Purchases of property and equipment	(1,585)	(374)
Acquisition of subsidiary, net of cash acquired	(1,000)	(2,529)
Sale of used lease pool equipment	3,991	2,341
Long-term assets of discontinued operations	—	216
Net cash used in investing activities	(6,221)	(5,001)
Cash flows from financing activities:
Payments on borrowings	—	(918)
Proceeds from issuance of common stock upon exercise of stock options	783	882
Excess tax benefits from exercise of non-qualified stock options	497	—
Net cash provided by (used in) financing activities	1,280	(36)
Effect of changes in foreign exchange rates on cash and cash equivalents	165	—
Net increase in cash and cash equivalents	1,747	1,058
Cash and cash equivalents, beginning of period	16,438	13,138
Cash and cash equivalents, end of period	$18,185	$14,196

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Net income	$3,863	$2,850	$8,555	$6,231
Interest income, net	(284)	(85)	(617)	(279)
Depreciation and amortization	2,293	2,254	6,451	6,585
Provision for (benefit from) income taxes	(1,324)	57	(1,189)	25

EBITDA (1)	4,548	5,076	13,200	12,562

(1)	EBITDA is defined as net income (loss) before (i) interest income, net of interest expense, (ii) provision for (or benefit from) income taxes and (iii) depreciation and amortization. We consider EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA differently than we do and EBITDA may not be comparable with similarly titled measures reported by other companies.

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